UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2009

CHEETAH OIL & GAS LTD.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-26907
(Commission File Number)

93-1118938
(IRS Employer Identification No.)

17 Victoria Road, Nanaimo, BC V9R 4N9
(Address of principal executive offices and Zip Code)

250-714-1101
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective August 31, 2009, we entered into an assignment agreement with Golden Aria Corp. The assignment agreement dated August 28, 2009, provides for the purchase by Golden Aria of a revenue interest of 40.432% of our 8% share of our net revenue after field operating expenses from our Belmont Lake PP F-12-4 horizontal well, located in Belmont Lake Field, Wilkinson County, Mississippi. As consideration, Golden Aria has agreed to pay 57.76% of our costs currently budgeted at $77,905.36, subject to revision and 57.76% of our 8% share of PP F-12-4 well costs from time to time for infrastructure, pipes, tanks, compressors, trucking, etc.

Effective August 31, 2009, we entered into an assignment agreement with David DeMartini. The assignment agreement dated August 28, 2009, provides for the purchase by DeMartini of a revenue interest of 75% of our 8% share of our net revenue after field operating expenses from our Belmont Lake PP F-12-4 horizontal well, located in Belmont Lake Field, Wilkinson County, Mississippi. The assignment of the interest is limited to a gross 500% revenue payout based on the total amount paid for the working interest, after which all rights, interests and benefits cease. As consideration, De Martini has agreed to pay 100% of our costs currently budgeted at $77,905.36, subject to revision and 100% of our 8% share of PP F-12-4 well costs from time to time for infrastructure, pipes, tanks, compressors, trucking, etc.

Effective August 31, 2009, we entered into a partial release and acknowledgement agreement dated August 29, 2009 with Sage Investments Ltd. Pursuant to the partial release and acknowledgement, Sage has agreed to release its security interest in certain assets of our company.

Item 9.01	Financial Statements and Exhibits

10.1	Assignment Agreement dated August 28, 2009 between our company and Golden Aria Corp.

10.2	Assignment Agreement dated August 28, 2009 between our company and David DeMartini

10.3	Partial Release and Acknowledgement Agreement dated August 29, 2009 between our company and Sage Investments Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEETAH OIL & GAS LTD

/s/ Robert McAllister
Robert McAllister
President and Chief Executive Officer

September 3, 2009